Exhibit 10.1

December 19, 2024

William Febbo

XXX

XXX

XXX

RE:	Separation Agreement and Release of Claims; Advisory Terms & Conditions

Dear Will,

As discussed, OptimizeRx Corporation (the “Company”) Board of Directors and you have reached the difficult decision to mutually terminate your employment. The purpose of this letter agreement (this “Agreement”) is to establish an amicable arrangement for ending your employment relationship with, and to set forth the terms of your separation from, the Company. The Severance Benefits described below are contingent on your agreement to, and compliance with, the terms of this Agreement, including your signing and not revoking this Agreement. This Agreement will become effective and enforceable on the eighth (8th) day after you sign it, provided it is not revoked before that time (the “Effective Date”).

1.	Separation; Notice; Employment Status; Benefits Eligibility. Your employment with the Company will terminate on December 31, 2024 (the “Separation Date”).

a.	During the period between December 19, 2024 and ending on December 31, 2024 (the “Notice Period”), you will remain an employee and will receive your current base salary and benefits as set forth below. You acknowledge and agree that, from and after the Separation Date, except as may otherwise be agreed between you and the Company, you have no authority to, and shall not, represent yourself as an employee or agent of the Company.

b.	You will be paid all wages earned but unpaid through the Separation Date. You will be reimbursed for all reasonable business expenses incurred and approved through the Separation Date, consistent with the Company’s Expense Policy, and subject to the timely submission of properly documented business expense reports. Your Company credit card will be deactivated as of the Separation Date.

c.	Your base salary and benefits (as currently elected), excluding health benefits (medical, dental, and vision), will cease as of the Separation Date, and any entitlement you had or might have had under any benefit program provide by the Company will also end except as required by federal or state laws or as otherwise described below.

d.	You will continue to be covered by the Company’s health benefits plans (as currently elected) through the end of the month on which your Separation Date occurs (December 31, 2024). After such date, you may elect to continue your coverage in the Company’s group health benefit plans to the extent provided by the federal Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) or, if applicable, state insurance laws, and by the Company’s current group health insurance policies, but you will be responsible for paying the premiums for such coverage unless covered by the Company as set forth in Section 2 below. The “qualifying event” under COBRA shall be deemed to be your termination from employment on the Separation Date. You will receive by mail additional information on how to elect continued coverage through COBRA.

2.	Severance Benefits. Provided you enter into, do not revoke, and comply with this Agreement, and in exchange for the mutual covenants set forth in this Agreement, the Company will provide you with the following (the “Severance Benefits”):

a.	Payment in the total gross amount of Six Hundred Seventy Five Thousand Dollars ($675,000.00) (“Severance Pay”), such amount to be paid in equal amounts of Eighteen Thousand Seven Hundred and Fifty Dollars ($18,750.00) per pay period as continuous pay for a period of thirty-six (36) pay periods (the “Severance Period”), commencing on the first regular payroll date following the Effective Date or Separation Date, whichever is later. Such Severance Pay is subject to all state and federal taxes and withholdings, and any other authorized deductions, as applicable, including any amounts you may owe the Company which may be set off against the Severance Pay. The parties agree that the total offset will be $2,432.00 for the cost of (x) the MacBook Air ($878.00) and (y) the Apple Studio Display ($1,554.00) currently in your possession and for which you are specifically permitted to purchase.

b.	Bonus payment in the total gross amount of Four Hundred and Fifty Thousand Dollars ($450,000.00) (“Severance Bonus Pay”), such Severance Bonus Pay to be paid in one lump sum payment within sixty (60) days following the Effective Date or Severance Date, whichever is later, and will be subject to all state and federal taxes and withholdings and any other authorized deductions, as applicable.

c.	Notwithstanding anything to the contrary herein, provided you have made a timely election to continue your health insurance coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Effective Date or Separation Date, whichever is later, and ending on the earliest to occur of: (i) 12 months following the Effective Date or Separation Date, whichever is later; (ii) the date you become eligible for group health insurance coverage through a new employer; or (iii) the date you cease to be eligible for COBRA continuation coverage for any reason. You must timely pay your premiums, and then provide the Company with proof of same to obtain reimbursement for your COBRA premiums under this section. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must notify the Company of such event. Notwithstanding the foregoing, if the Company determines, in its sole discretion, that it cannot pay the COBRA Premiums without a substantial risk of violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company instead shall pay you, on the first day of each calendar month, a fully taxable cash payment equal to the applicable COBRA premiums for that month for the remainder of the COBRA Premium Period, which you may (but are not obligated to) use toward the cost of COBRA premiums.

d.	Appointment as an Advisor to the Company, subject to and compliance with the Advisory Terms & Conditions set forth in Appendix 1, which shall be incorporated herein by reference upon execution of this Agreement.

e.	The Company will not offset or endeavor to recoup the amount of $4,495.00 already reimbursed to you for the registration fee of the Healthcare Summit at Jackson Hole scheduled to take place from February 5, 2024 through February 8, 2024.

3.	Return of Property, Confidentiality, Non-Disparagement. You and the Company expressly acknowledge and agree to the following:

a.	You will abide by any and all obligations set forth in the March 6, 2024 Amended and Restated Employment Offer and the March 5, 2024 Business Protection Agreement, by and between you and the Company and attached hereto as Exhibit A (collectively, the “Employment Agreement”), the terms of which are hereby incorporated by reference and shall survive the signing of this Agreement, including with respect to the return of Company Property and Confidential Information and all copies of such information.

b.	You shall immediately return to the Company all Company property (including without limitation, keys, computer equipment, computer discs and software, Company files and documents, Company credit cards, etc.,but excluding the Company-issued MacBook Air and Apple Studio Display which you are permitted to purchase as set forth in Section 2.a. above, subject to the execution of this Agreement) and documents and any copies thereof (including, without limitation, financial plans, management reports, suppliers and customer address lists, customer lists, revenue and other commercial data, operations information, and other similar documents and information), and you will abide by any and all common law and/or statutory obligations relating to protection and non-disclosure of the foregoing documents and information and other Company’s trade secrets and confidential information.

c.	You will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of the Company, or about the Released Parties (as definted below) including, but not limited to, any statements that denigrate, defame or disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of the Company, and that you will not engage in any conduct which could reasonably be expected to harm professionally or personally the goodwill or reputation of the Company or the Released Parties.

d.	The Company will advise its officers on the Extended Leadership Team and the Board of Directors that they shall not take any actions or make any statements, written or oral, that denigrate, disparage, or defame your goodwill or reputation, or make any negative statement to third parties or Company employees relating to your employment or about the circumstances of the termination of your employment, except as may be required by a court or government authority.

e.	In the event of your material breach of any of your agreements set forth in the Employment Agreement, the Company may suffer substantial irreparable harm and would not have an adequate remedy at law for such material breach. In recognition of the foregoing, you agree that in the event of a material breach or threatened material breach of any of these covenants, in addition to such other remedies as the Company may have at law, without posting any bond or security, the Company shall be entitled to seek and obtain equitable relief, in the form of specific performance, or temporary, preliminary or permanent injunctive relief, or any other equitable remedy which then may be available.

4.	Further Acknowledgements. You further agree to and acknowledge the following:

a.	That the Severance Benefits being offered herein are based upon and contingent on your representations that you have not engaged in any fraudulent or unlawful conduct in connection with the performance of your job duties for the Company and that you will continue to abide by all the terms of this Agreement during the Severance Period.

b.	That except for (a) the specific financial consideration set forth in this Agreement, and (b) earned but unpaid regular wages earned through the Separation Date, you are not now and shall not in the future be entitled to any other compensation or benefit including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, long term incentive plan, stock options or other equity, or any other form of compensation or benefit.

c.	You represent that no charges, complaints or actions of any kind have been filed by you or on your behalf against the Company with any federal, state or local court or agency.

5.	Cooperation. During the Severance Period, you will make yourself reasonably available to the Company, upon reasonable notice, subject to your reasonable availability, either by telephone or, if the Company believes necessary, in person to consult with and to advise the Company (including its subsidiary) in connection with the ongoing operation of the Company’s business and any matters relating to the transition of your duties to others at the Company.

6.	Release of Claims. You hereby acknowledge and agree that by signing this Agreement, you are waiving your right to assert any Claim (as defined below) against the Company and its divisions, affiliates, parents, or subsidiaries, and its and their respective current and former officers, directors, employees, agents, successors, and assigns (collectively, the “Released Parties”) arising from acts or omissions that occurred on or before the date on which you sign this Agreement.

Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (jointly referred to as “Claims”) against the Company seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs). You understand that there could be unknown or unanticipated Claims resulting from your employment with the Company and the termination of your employment, and you agree that such Claims are included in this waiver and release. You specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination of your employment, including without limitation Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Territory of Puerto Rico, the State of Arizona, the State of Nevada, the State of Michigan, the Commonwealth of Massachusetts, and/or any other state or locality where you worked for the Company.

Without limiting the foregoing general waiver and release, except for Claims resulting from the failure of the Company to perform its obligations under this Agreement, you specifically waive and release the Company from any Claims arising from or related to your employment relationship with the Company or the termination thereof, including without limitation:

a.	Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to employment, discrimination (including discrimination on the basis of race, color, religion, creed, sex, sexual harassment, sexual orientation, age, gender, gender identity, marital status, familial status, pregnancy, national origin, ancestry, alienage, handicap, disability, present or past history of mental disorders or physical disability, veteran’s status, candidacy for or activity in a general assembly or other public office, or constitutionally protected acts of speech), fair employment practices, or other terms and conditions of employment, including but not limited to: Puerto Rico Act No. 100 of June 30, 1959, as amended, P.R. Laws Ann. tit. 29 § 146 et seq. (Puerto Rico general anti-discrimination law); Puerto Rico Act No. 44 of July 2, 1985, P.R. Laws Ann. tit. 1 § 501 et seq. (Puerto Rico disability discrimination law); Puerto Rico Act No. 69 of July 6, 1985, P.R. Laws Ann. tit. 29 § 1321 et seq. (Puerto Rico sex discrimination law); Puerto Rico Act No. 17 of April 22, 1958, P.R. Laws Ann. tit. 29 § 155 et seq. (Puerto Rico sexual harassment law); Puerto Rico Act No. 130 of May 8, 1945, P.R. Laws Ann. tit. 29, §70 et. seq. (a) (the Puerto Rico labor-related discrimination law); Puerto Rico Act No. 16 of March 8, 2017 (Puerto Rico equal pay law); Puerto Rico Act No. 150–2019 (Puerto Rico credit history report discrimination law); the Arizona Civil Rights Act (Ariz. Rev. Stat. § 41-1401 et seq.); the Arizona Employment Protection Act (Ariz. Rev. Stat. § 23-1501 et seq.); the Arizona Equal Wages Statute (Ariz. Rev. Stat. § 23-340 et seq.); the Nevada law on equal opportunity for employment (including, without limitation, Nev. Rev. Stat. § 613.310 et seq.); the Michigan Elliott-Larsen Civil Rights Act (MI Comp. Laws Ann. § 37. 2101 et seq.); the Michigan Workforce Opportunity Wage Act (MI Comp. Laws Ann. § 408.423); the Michigan Unfair Discrimination, Restraint of Trade and Trusts Law (MI Comp. Laws Ann. § 750.556); the Michigan Persons with Disabilities Civil Rights Act, as amended (MI Comp. Laws § 37.1101-37.1607); the Michigan Bullard-Plawecki Employee Right to Know Act (MI Comp. Laws Ann. § 423.501 et seq.); the Massachusetts Anti-Discrimination and Anti-Harassment Law (Massachusetts General Laws Chapter 151B); the Massachusetts Sexual Harassment Law (M.G.L. c. 214, § 1C); the Massachusetts Equal Pay Act (M.G.L. c. 149, § 105A); the Massachusetts Civil Rights Act (M.G.L. c. 12, §§ 11H, 11I); the Massachusetts Equal Rights Act (M.G.L. c. 93, §§ 102, 103); the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); the Civil Rights Acts of 1866 and 1871; Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.); 42 U.S.C. § 1981; the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.); and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.); the Older Workers’ Benefit Protection Act of 1990, 42 U.S.C. § 1981; the Immigration Reform and Control Act (8 U.S.C. § 1101 et seq.); and any similar state or federal statute, each, each as they may have been amended through the later of the Separation Date or the Effective Date;

b.	Claims under any state or federal statute, regulation or executive order (as amended through the Effective Date) relating to medical and health benefit claims, or liability under leaves of absence, layoff or reductions-in-force, wages, hours, overtime vacation or time off-sick pay, equal pay laws, occupational health and safety laws, right to work laws, employee drug testing laws, medical marijuana laws, genetic testing laws, state criminal codes, specifically including (but not limited to): Regulation No. 13 of the Puerto Rico Minimum Wage Board (Puerto Rico overtime pay); Puerto Rico Act No. 47 of September 21, 2021 (Puerto Rico minimum wage law); Puerto Rico Act No. 3 of March 13, 1942, P.R. Laws Ann. tit. 29, § 469 et. seq. (Puerto Rico maternity leave law); Puerto Rico Act No. 90 of 2020 29, §3111 et. seq. (Puerto Rico workplace bullying and abusive conduct law); Puerto Rico Act No. 80 of May 30, 1976, P.R. Laws Ann. tit. 29, § 185 et seq. (Puerto Rico unjust dismissal law); the Arizona Payment of Wages Statute (Ariz. Rev. Stat. § 23-350 et seq.); the Arizona Minimum Wage Statute (Ariz. Rev. Stat. § 23-363 et seq.); the Nevada law on compensation, wages, and hours (Nev. Rev. Stat. § 608.005 et seq.); the Michigan Whistleblowers’ Protection Act (MI Comp. Laws Ann. § 15.361 et seq.); the Michigan Payment of Wages and Fringe Benefits Act (MI Comp. Laws § 408.471-490); the Michigan Improved Workforce Opportunity Wage Act (§ 408.931-408.945); Michigan Paid Medical Leave Act (§ 408.961-408.974); the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150); the Massachusetts General Laws Chapter 149 in its entirety; the Massachusetts General Laws Chapter 151 in its entirety (including but not limited to the minimum wage and overtime provisions); the Massachusetts Paid Family Medical Leave Act (M.G.L. c. 175M et seq.); the National Labor Relations Act (29 U.S.C. § 151 et seq.); the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.); the Employee Retirement Income Security Act of 1974 (29 U.S.C. § 1000 et seq.); COBRA (29 U.S.C. § 1161 et seq.); the Fair Labor Standards Act (29 U.S.C. § 201 et seq.); the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Worker Adjustment and Retraining Notification (WARN) Act (29 U.S.C. § 2601 et seq.), and any other similar state or federal statute, each as they may have been amended through later of the Separation Date or the Effective Date. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other laws;

c.	Claims under any local, state or federal common law theory, including, without limitation, wrongful discharge, breach of express or implied contract, promissory estoppel, unjust enrichment, breach of a covenant of good faith and fair dealing, violation of public policy, defamation (libel or slander), interference with contractual relations, intentional or negligent infliction of emotional distress, invasion of privacy, misrepresentation, deceit, fraud, negligence, or any claim to attorneys’ fees under any applicable statute or common law theory of recovery;

d.	Claims under any state or federal statute, regulation or executive order (as amended through the later of the Separation Date or the Effective Date) relating to whistleblower protections, violation of public policy, or any other form of retaliation or wrongful termination, including but not limited to the Sarbanes-Oxley Act of 2002 and any other similar state or federal statute;

e.	Claims arising under any Company compensation, benefit, stock option, incentive compensation, bonus, restricted stock, and/or equity plan, program, policy, practice or agreement; and

f.	Any other Claims arising under any other state or federal law or constitution.

Notwithstanding the foregoing, this Section 6 shall not release the Company from any obligation expressly set forth in this Agreement or preclude you from pursuing any claims to enforce this Agreement. In addition, nothing in this Agreement operates as a waiver of or otherwise impacts your (i) vested benefits under the Company’s 401(k) plan, (ii) any rights to indemnification, whether pursuant to insurance policy including directors’ and officers’ insurance, contract, the Company’s articles of incorporation, by-laws, and/or charter, or applicable law, or (iii) any other claims that cannot be waived as a matter of law. You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Benefits provided for in this Agreement.

7.	OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 6 is intended to release any Claim you may have against the Company alleging discrimination on the basis of age under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 6 does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement.

It is the Company’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement. To that end, the Company hereby advises you in writing to consult with legal counsel prior to signing this Agreement for the purpose of reviewing the terms of this Agreement. Also, because you are at least age 40, and consistent with the provisions of the OWBPA, the Company has provided you with twenty-one (21) days to consider and accept the terms of this Agreement by signing below and returning it to Marion Odence-Ford, General Counsel at OptimizeRx at 260 Charles Street, Suite 302, Waltham, MA 02453. In addition, you may rescind your assent to this Agreement if, within seven (7) days after you sign this Agreement, you deliver a notice of rescission to Marion Odence-Ford at the Company. To be effective, such rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Marion Odence-Ford at the Company at the above referenced address.

Also, consistent with the provisions of the OWBPA and other state and federal discrimination laws (the “Discrimination Laws”), nothing in the general waiver and release set forth in Section 6, above, shall be deemed to prohibit you from challenging the validity of this release under the Discrimination Laws or from filing a charge or complaint of age or other related discrimination with the Equal Employment Opportunity Commission (“EEOC”) or similar state agency, or from participating in any investigation or proceeding conducted by the EEOC or such state agency. However, the release in Section 6 does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other work-related discrimination. Further, nothing in this Agreement shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement constitutes a full release of any individual rights under the Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Discrimination Laws.

8.	Breach of Sections 3, 4, 5 or 6. In addition to any other legal or equitable remedies set forth in this Agreement, a material breach by you of any of your obligations set forth in Sections 3, 4, 5 or 6 shall constitute a material breach of this Agreement and, in addition to any other legal or equitable remedy available to the Company, entitle the Company to cease any further payment of Severance Benefits, or any other pay as may be afforded to you by the Company under this Agreement, and to recover any monies paid to you under Section 2 of this Agreement.

9.	Unemployment Benefits. You may seek unemployment benefits (from the applicable state depending on your location) as a result of the termination of your employment from the Company. The Company will truthfully reflect to the Department of Unemployment Assistance that the termination of employment was not for any disqualifying reason. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by the Company. The Company agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits.

10.	Miscellaneous Provisions.

a.	Except as otherwise expressly provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements and sets forth the entire agreement between you and the Company. No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

b.	The validity, interpretation and performance of this Agreement, and any and all other matters relating to your employment and separation of employment from the Company, shall be governed by, and construed in accordance with, the internal laws of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.

c.	Both parties agree that any action, demand, claim or counterclaim relating to (i) your employment and separation of your employment and/or (ii) the terms and provisions of this Agreement, or to its breach, shall be commenced in the Commonwealth of Massachusetts in a court of competent jurisdiction and shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

d.	If your release of Claims pursuant to Section 6 is found to be unenforceable in whole or part as a result of any action undertaken by you (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to enforce the portions of the Agreement found not to be unenforceable. In the event that any other provision of this Agreement is determined to be unenforceable in whole or part (including your release of federal age discrimination Claims), the remainder of the Agreement shall be enforced in full.

e.	The parties intend that all payments and benefits provided for in this Agreement will be administered in accordance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”). To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments hereunder either comply with Section 409A or are exempt from Section 409A. All expenses eligible for reimbursement hereunder shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred.

This Agreement shall inure to the benefit of and be binding upon the Company and you, and its and your respective successors, executors, administrators, heirs and permitted assigns. By executing this Agreement, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and to consult with legal counsel, that you in fact have consulted with legal counsel, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither the Company nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement. If you wish to accept this Agreement, please sign, date and return the enclosed copy of this Agreement within twenty-one (21) days to Marion Odence-Ford (modenceford@optimizerx.com).

Very truly yours,

OPTIMIZERX CORPORATION

By:	/s/ Marion Odence-Ford
Name:	Marion Odence-Ford
Title:	General Counsel

ACCEPTED AND AGREED:

By:	/s/ William J. Febbo
Name:	William Febbo

Appendix 1

Advisory Terms & Conditions

The Company hereby confirms your appointment (the “Appointment”) as an advisor (“Advisor”) to OptimizeRx Corporation (“OptimizeRx” or the “Company”) subject to the terms and conditions set forth below.

1.	Commencement and Duration

1.1	Your appointment as Advisor shall commence on January 1, 2025 (the “Effective Date”) and shall, unless terminated earlier in accordance with Section 6 of these Advisory Terms & Conditions, continue through March 31, 2025 (the “Advisory Term”).

2.	Duties and Responsibilities

2.1	As Advisor, your responsibilities to the Company will be to render advice and other duties as the Company and the Company Board of Directors will determine from time to time (the “Services”).

2.2	If your are unable to provide the Services due to illness or injury, you shall notify the Company Board Chairperson and the Company General Counsel as soon as reasonably practicable.

2.3	As Advisor, you must comply with all Company policies during the Advisory Term.

2.4	As Advisor, you shall provide the Services with all due care, skill and ability and use your best endeavors to promote the interests of the Company and, unless prevented by ill health or accident, devote such time as is reasonably necessary to carrying out the Services.

2.5	As Advisor, you shall ensure that you are available at all times on reasonable notice to provide such assistance or information as the Company may require.

2.6	You shall have no authority (and shall not hold yourself out as having authority) to enter into contracts that bind the Company or create obligations on the part of the Company.

3.	Consideration and Taxes

3.1	As consideration for your role as Advisor and for your provision of the Services, the Compensation Committee of the Company Board of Directors has approved the continued vesting of Company equity granted to you on February 15, 2024. For the avoidance of doubt, during the Advisory Term, the only equity to vest shall be the 5,000 RSUs that will vest on February 15, 2025.

3.2	Advisor acknowledges that, other than as set forth in that certain Separation Agreement dated as of December 18, 2024 between Advisor and the Company (the “Separation Agreement”), no further fees, remuneration or compensation, other than as provided in these Advisory Terms & Conditions, is or will become due to Advisor for the Services or for termination of the Appointment.

3.3	Advisor shall have full responsibility for applicable taxes for the vesting of the equity under these Terms & Conditions.

4.	Expenses

4.1	Subject to pre-approved expenses in writing by the Chairperson of the Board of Directors and the production of receipts or other appropriate evidence of payment, the Company shall reimburse all reasonable expenses properly and necessarily incurred by Advisor in the course of providing the Services.

5.	Business Protection Agreement

5.1	During the Appointment and for the period set forth in the Company Business Protection Agreement, which you executed on March 5, 2024, you shall continue to comply with all obligations set forth therein, including but not limited to Restrictive Covenants, Confidential Information, and Devlopments (each as defined in the Business Protection Agreement).

6.	Termination and Post Termination Obligations

6.1	The Company may at any time terminate the Appointment with immediate effect with no liability to make any further payment to Advisor (other than in respect of the agreed consideration contained in Section 3) if (i) Advisor is in material breach of any of Advisor’s obligations under these Terms & Conditions; or (ii) other than as a result of illness or accident, after notice in writing, Advisor willfully neglects to provide or fails to remedy any default in providing the Services.

6.2	The rights and obligations contained in Sections 5, 6, 7.2, and 8 will survive any termination of these Terms & Conditions.

6.3	To the extent applicable, any of the Company property in Advisor’s possession and any original or copy documents obtained by Advisor in the course of providing the Services shall be returned to the Company at any time on request and in any event on or before the termination of the Appointment. Advisor shall also undertake to irretrievably delete any information relating to the business of the Company stored on any magnetic or optical disk or memory, and all matter derived from such sources which is in Advisor’s possession or under Advisor’s control outside the premises or firewall of the Company.

7.	Status as an Independent Contractor

7.1	Advisor is and will be an independent contractor and nothing in these Terms & Conditions shall be construed to render Advisor an employee, worker, agent, joint-venturer, or partner of the Company and Advisor shall not hold Advisor out as such.

7.2	Advisor shall be fully responsible for and indemnify the Company against any liability, assessment or claim for (i) taxation whatsoever arising from or made in connection with the performance of the Services, where such recovery is not prohibited by law; (ii) any employment-related claim or any claim based on worker status (including reasonable costs and expenses) brought by Advisor against the Company arising out of or in connection with the provision of the Services, except where such claim is as a result of any act or omission of the Company; and (iii) any intentional misconduct or negligence of Advisor in the performance of the Services.

8.	General

8.1	Amendments and Waivers. These Terms & Conditions, or any provisions herein, may not be amended or waived without the written consent of both parties. No failure or delay by a party to exercise any right or remedy provided under these Terms & Conditions or by law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy.

8.2	Sole Agreement. These Terms & Conditions constitute the sole agreement of the parties and superseded all oral negotiations and prior writings with respect to the subject matter hereof and nothing herein is intended to supersede the parties’ rights and obligations under the Separation Agreement.

8.4	Severability. If one or more provisions of these Terms & Conditions are held to be unenforceable under the applicable law, the parties agree to renegotiate such provision in good faith. In the event that the parties cannot reach a mutually agreeable and enforceable replacement for such provision, then (i) such provision shall be excluded from these Terms & Conditions; (ii) the balance of these Terms & Conditions shall be interpreted as if such provision was so excluded; and (iii) the balance of these Terms & Conditions shall be enforceable in accordance with its terms.

8.5	Limitation of Liability. In no event shall the Company be liable for any direct, indirect, consequential, exemplary, special, or incidental damages arising from or in relation to these Terms & Conditions.

Exhibit A

Amended and Restated Employment Offer

and

Business Protection Agreement

(collectively, the “Employment Agreement”)

(filed as Exhibit 10.26 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2023 and incorporated by reference into this Current Report)